As filed with the Securities and Exchange Commission on February 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Presto Automation Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2968594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

985 Industrial Road

San Carlos, CA 94070

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Presto Automation Inc. 2022 Incentive Award Plan

(Full title of the plan)

Susan Shinoff

General Counsel & Corporate Secretary
Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070

(Name and address of agent for service)

(650) 817-9012

(Telephone number, including area code, of agent for service)

Copies to:

Colin Diamond
Will Burns
Paul Hastings LLP
200 Park Avenue
New York, New York 10166
(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Presto Automation Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to be issued under the Company’s Amended and Restated 2022 Incentive Award Plan (the “A&R 2022 Incentive Plan”). The A&R 2022 Incentive Plan became effective following the receipt of stockholder approval at the Company’s 2023 Annual Meeting of Stockholders held on December 6, 2023.

The A&R 2022 Incentive Plan amends and restates the Company’s 2022 Incentive Award Plan (the “2022 Incentive Plan”) in order to, among other things, (a) increase the shares of Common Stock of the Company reserved for issuance under the 2022 Incentive Plan by an additional 2,000,000 shares and (b) modify the current evergreen provision such that the number of shares reserved and available for issuance under the 2022 Incentive Plan will be cumulatively increased as of July 1, 2024 and every July 1 thereafter (as opposed to January 1 as currently provided in order to align the evergreen with the Company’s fiscal year), ending on and including July 1, 2033, by the lesser of (i) five percent (5%) (as opposed to one percent (1%) as currently provided) of the number of shares issued and outstanding on the immediately preceding June 30 or (ii) such smaller number of shares as determined by the Company’s Board of Directors or the Compensation Committee of the Board of Directors. This Registration Statement registers the additional 2,000,000 shares of Common Stock available for issuance under the A&R 2022 Incentive Plan as a result of the increase adopted by our Board of Directors and approved by our stockholders, and an additional 984,302 shares of Common Stock that were previously granted as restricted stock units under the 2022 Incentive Plan and subsequently forfeited, cancelled, or otherwise terminated and returned to the plan without the delivery of any shares of Common Stock thereunder.

Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statements on Form S-8 registering shares of the Common Stock under the 2022 Incentive Plan (File Nos. 333-268846 and 333-275107) are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Securities and Exchange Commission (the “SEC”) pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

•	the Annual Report on Form 10-K for the year ended June 30, 2023, filed by the Company with the SEC on October 11, 2023, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, filed by the Company with the SEC on October 12, 2023 (the “2023 Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on October 27, 2023, that are incorporated by reference in the 2023 Annual Report;

•	the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed by the Company with the SEC on November 20, 2023;

•	the Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, filed by the Company with the SEC on February 20, 2024;

•	the Current Reports on Form 8-K filed with the SEC on August 2, 2023, August 31, 2023, October 11, 2023 (excluding Item 2.02 and the exhibits furnished under Item 9.01 therein), October 20, 2023, November 21, 2023, December 5, 2023, December 12, 2023, December 14, 2023, (excluding Item 7.01 and the exhibits furnished under Item 9.01 therein), December 22, 2023, January 4, 2024, January 22, 2024, February 1, 2024, February 2, 2024 (and the subsequent Form 8-K/A filed on February 20, 2024) and February 8, 2024; and

•	the description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s 2023 Annual Report, including any amendment or report filed to update such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to which this Registration Statement relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Second Amended & Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2022).

4.2	Bylaws of Presto Automation Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on September 27, 2022).

5.1*	Opinion of Paul Hastings LLP with respect to the legality of the Common Stock being registered.

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

99.1+	Amended and Restate Presto Automation Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 12, 2023).

107*	Filing Fee Table.

* Filed herewith. + Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on the 20th day of February, 2024.

PRESTO AUTOMATION INC.

By:	/s/ Guillaume Lefevre
Name:	Guillaume Lefevre
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Susan Shinoff and Stanley Mbugua, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of Presto Automation Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guillaume Lefevre	Interim Chief Executive Officer	February 20, 2024
Guillaume Lefevre	(Principal Executive Officer)

/s/ Stanley Mbugua	Interim Chief Financial Officer	February 20, 2024
Stanley Mbugua	(Principal Financial Officer and Principal Accounting Officer)

/s/ Krishna Gupta	Chairman of the Board	February 20, 2024
Krishna Gupta

/s/ Tewfik Cassis	Director	February 20, 2024
Tewfik Cassis

/s/ Keith Kravcik	Director	February 20, 2024
Keith Kravcik

/s/ Matthew MacDonald	Director	February 20, 2024
Matthew MacDonald

/s/ Edward Scheetz	Director	February 20, 2024
Edward Scheetz

/s/ Gail Zauder	Director	February 20, 2024
Gail Zauder